Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contact:

Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications (781) 895-0600 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2008 Financial Results

– Company Provides Business Update and Fiscal Year 2009 Financial Guidance–

WALTHAM, MA, August 7, 2008 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period and fiscal year ended June 30, 2008.

“The progress being made by us and our collaborators became more visible this past year and we expect it to gain increased momentum over the next twelve months,” commented Mitchel Sayare, Chairman and CEO. “We’ve reported encouraging initial clinical findings with IMGN242 and IMGN901, and in July we advanced our third TAP compound, IMGN388, into clinical testing. Genentech outlined a broad development plan for trastuzumab-DM1 in their last quarterly call and now expects to report the first Phase II findings with this TAP compound next month. Our other collaborators – sanofi-aventis, Biogen Idec and Biotest – also have had notable product achievements. We recently unveiled another cutting-edge expansion of our technology portfolio – new linkers designed specifically for multi-drug resistant cancers. We expect to report other technology innovations in the coming year, as well as more additions to our product portfolio.”

Recent Corporate Highlights

•                 Genentech reported encouraging trastuzumab-DM1 (T-DM1) Phase I data at the American Society of Clinical Oncology (ASCO) annual meeting in June 2008 and in July 2008 disclosed its intention to report interim Phase II data at the ASCO Breast Cancer Symposium in September 2008;

•                 Promising clinical findings also were reported at the ASCO annual meeting for IMGN242, in development by ImmunoGen and for AVE1642, in development by collaborator sanofi-aventis;

•                 Genentech discussed in July 2008 its intention to evaluate T-DM1 as a first-line treatment and as a third-line treatment for HER2-positive metastatic breast cancer in

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Phase II clinical trials, and that it plans to make a Phase III decision in 2008 related to potentially also evaluating T-DM1 as a second-line treatment for this cancer;

•                 ImmunoGen further refined the next steps in the clinical evaluation of IMGN901 for the treatment of multiple myeloma;

•                 TAP compounds IMGN388 and BIIB015 advanced into clinical testing by ImmunoGen and by its collaborator Biogen Idec, respectively;

•                 ImmunoGen unveiled innovations in its technology expected to further expand the opportunity for TAP compounds; and

•                 The Company raised $25 million in June 2008 through the sale of common stock to a single buyer.

Financial Results

For the three-month period ended June 30, 2008, ImmunoGen reported a net loss of $11.9 million, or $0.27 per basic and diluted share, compared to a net loss of $4.5 million, or $0.11 per basic and diluted share, for the same period last year. For the fiscal year ended June 30, 2008, ImmunoGen reported a net loss of $32.0 million, or $0.75 per basic and diluted share, compared to a net loss of $19.0 million, or $0.45 per basic and diluted share, for the fiscal year ended June 30, 2007.

Revenues for the three-month period ended June 30, 2008 were $4.5 million, compared to $8.5 million for the same quarter last year. Fourth quarter fiscal 2008 revenues include $3.4 million of research and development support fees, compared to $6.8 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, development and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under the Company’s development and license agreements with other of its collaborative partners. The fifth and final contract year with sanofi-aventis began in September 2007 and provides for reduced research and development support fees compared with the previous contract year as ongoing development activity is transitioned to sanofi-aventis. Fourth quarter fiscal 2008 revenues also include $1.1 million of license and milestone fees, compared to $1.3 million for the same quarter last year and $49,000 of clinical material reimbursement, compared to $0.5 million for the same quarter last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and, as needed, also supplies its collaborators with the Company’s cytotoxic agents (DM1 and DM4) in support of their manufacturing and development efforts, and earns clinical material reimbursement revenue with the supply of these materials to those collaborators.

Revenues for the fiscal year ended June 30, 2008 were $40.2 million, compared to $38.2 million for the fiscal year ended June 30, 2007. Revenues for the 2008 fiscal year include $15.0 million of research and development support fees, compared to $25.5 million for the same period last year. The significant decrease is primarily due to reduced research and development support fees earned pursuant to the discovery, development and commercialization collaboration with sanofi-aventis, as noted above. During the 2007 fiscal year, ImmunoGen also earned more in research and development support fees pursuant to agreements with other of its collaborators as compared to the current year. Revenues for the 2008 fiscal year include $13.2 million of license and milestone fees, compared to $7.6 million for fiscal 2007. Included in license and milestone fees for the 2008 fiscal year is a $5.0 million milestone related to the initiation of Phase II clinical testing of T-DM1 by Genentech, a $1.5 million milestone related to the submission by Biogen Idec of the Investigational New Drug (IND) application for BIIB015 to the US Food and Drug Administration (FDA) and a $1.0 million milestone related to the initiation of Phase I testing of SAR3419 by sanofi-aventis. Included in license and milestone fees for the 2007 fiscal year is a $2.0 million milestone payment related to the initiation of Phase I testing of AVE1642 by sanofi-aventis. Revenues for the 2008 fiscal year also include $12.1 million of clinical material reimbursement, compared to $5.1 million for fiscal 2007. The greater clinical material reimbursement revenue for fiscal 2008 compared with fiscal 2007 is primarily due to $5.0 million in revenue recognized by the Company for providing one of its cytotoxic agents to a collaborator as well as to an increase in the amount of clinical material supplied to collaborators.

Operating expenses for the three-month period ended June 30, 2008 were $16.5 million, compared to $13.8 million in the same period last year. The operating expenses in the fourth quarter of fiscal 2008 include research and development expenses of $12.7 million, compared to $11.0 million for the same quarter last year. The increase in research and development expenses for the quarter ended June 30, 2008 versus the prior-year period is primarily due to increased antibody supply costs and also to development costs incurred with contract manufacturing organizations related to the potential production of later-stage materials. Clinical trial costs also increased by $0.9 million during the 2008 period compared to the same period last year due to costs associated with the start of IMGN388 clinical testing. This includes a $0.5 million milestone expense ImmunoGen incurred to a third party related to the advancement of IMGN388 to clinical stage. Fourth quarter fiscal 2008 operating expenses also include general and administrative expenses of $3.7 million, compared to $2.8 million for the same quarter last year. General and administrative expenses increased primarily as a result of increases in patent costs, personnel costs and expenses related to the move of the Company to Waltham, MA.

Operating expenses for the fiscal year ended June 30, 2008 were $74.4 million, compared to $60.4 million for the fiscal year ended June 30, 2007. Included in the operating expenses for fiscal 2008 are research and development expenses of $60.0 million, compared to $49.4 million for the 2007 fiscal year. The increase in research and development expense for fiscal 2008 compared to the prior year is primarily due to the cost of supplying one of ImmunoGen’s cytotoxic agents to a collaborator during the year, as previously discussed, and the Company’s purchase of DM1/DM4 during the third quarter. Operating expenses for the 2008 fiscal year also include general and administrative expenses of $14.3 million, compared to $11.0 million for the 2007 fiscal year. During fiscal 2008, the Company recognized $1.5 million of expense related to the rental of laboratory and office space in Waltham prior to occupying this space in late March 2008, as well as $0.8 million of move-related expenses, classifying such as general and administrative expenses. General and administrative expenses also were greater due to increases in costs associated with personnel and patents.

Other income, net, consisting primarily of interest income, losses realized on investments due to impairment and gains recognized on forward contracts, was $0.1 million in the fourth quarter of fiscal 2008, compared to $0.8 million for the same period last year and was $2.1 million in the fiscal year ended June 30, 2008, compared to $3.3 million for the fiscal year ended June 30, 2007. Included in other income, net, for the fourth quarter of fiscal 2008 and the year ended fiscal 2008 was $0.3 million and $0.5 million, respectively, of impairment charges on investments. No similar charges were incurred during fiscal 2007.

ImmunoGen had approximately $47.9 million in cash and marketable securities as of June 30, 2008 – inclusive of $25 million raised in June 2008 through the sale of common equity to a single buyer – compared with $59.7 million as of June 30, 2007 and had no debt outstanding in either period. During fiscal 2008, cash used in operations was $20.2 million, compared to $15.8 million in fiscal 2007. Capital expenditures were $18.0 million and $2.0 million for the fiscal years ended June 30, 2008 and 2007, respectively. Capital expenditures for the current year include $3.7 million for improvement of the Company’s capabilities at its manufacturing plant in Norwood, MA and $10.3 million to build out the laboratory and office space at the Waltham facility occupied by ImmunoGen in late March 2008. The $10.3 million of leasehold improvements are being paid by the landlord of the Waltham facility, with such reimbursements recorded as a benefit to cash used in operations.

Financial Guidance

ImmunoGen expects the net loss for its fiscal year ending June 30, 2009 to be between $37-$40 million, cash used in operations to be between $20-$23 million and capital expenditures of $1-$3 million.

“In our 2009 fiscal year, we expect to have lower cash use than in 2008 even though we’ll be putting more resources behind our own compounds,” noted Daniel Junius, President and Chief Operating Officer. “In this fiscal year, we anticipate that cash used in operations will be at a level similar to our 2008 fiscal year and that our capital expenditures will be substantially lower. The funded research portion of our collaboration with sanofi-aventis will conclude as scheduled at the end of this month, causing an expected decrease in our total projected revenues and thus an increase in our projected net loss. The impact of the conclusion of this funding on our cash position, however, is expected to be offset by lower operating expenses, reduced capital spending and increases in other collaborator activity.”

Collaboration with sanofi-aventis

As previously disclosed, the research portion of Company’s collaboration with sanofi-aventis is scheduled to conclude on August 31, 2008 as no further extension is allowed under the agreement entered into by the companies in July 2003.

After August 31, 2008, ImmunoGen will continue to be entitled to receive milestone payments and royalties on the many compounds developed under this collaboration, to receive manufacturing payments on materials produced on behalf of sanofi-aventis, to receive financial compensation for further research conducted on behalf of sanofi-aventis and to have the co-promotion rights established in the 2003 agreement.

Sanofi-aventis’ right to license non-exclusive use of ImmunoGen’s humanization technology for targets not included in the collaboration also remains in effect after August 31, 2008. However, its option to enter into an agreement with ImmunoGen for the right to test the Company’s TAP technology with antibodies to targets not included in the collaboration will expire on August 31, 2008 if not exercised before then.

Update on ImmunoGen Clinical-Stage Compounds

IMGN901

This TAP compound is in development for the treatment of CD56-expressing multiple myeloma and solid tumors. Three IMGN901 trials are underway – Study 001 in small-cell lung cancer and the dose-escalation trials Study 002 and Study 003 in CD56-expressing solid tumors and multiple myeloma, respectively.

•                 ImmunoGen expects to report additional clinical findings for both multiple myeloma and solid tumors in the fourth quarter of 2008.

•                 Once the maximum tolerated dose (MTD) is established in Study 003, up to 15 patients will be treated at this MTD to gain additional information on the activity of IMGN901 as monotherapy against highly treatment-resistant multiple myeloma.

•                 In light of the market trend toward treating multiple myeloma with combination therapy, ImmunoGen plans to initiate a Phase I/II trial to evaluate IMGN901 in combination with an approved therapeutic after its MTD as monotherapy is established.

IMGN242

IMGN242 is in Phase II testing (Study 102) for the treatment of CanAg-expressing gastric cancer. Additional cancers that express the target of this TAP compound include pancreatic, colorectal and other gastrointestinal tumors. The poster presented at the ASCO annual meeting in June 2008 described one of the first patients treated with IMGN242 in Study 102 who had a marked response to treatment. Patient enrollment is ongoing in this study.

•                 The Company expects to report additional findings with IMGN242 in the fourth quarter of 2008.

•                 ImmunoGen intends to complete enrollment of the first 23 patients in this study during its fiscal year ending June 30, 2009.

IMGN388

Patient dosing with IMGN388 began in early July 2008. The integrin target for this TAP compound is found on many types of solid tumors – melanomas, sarcomas and numerous carcinomas – and also on endothelial cells in the process of forming the new blood vessels that all solid tumors need to grow.

•                 ImmunoGen expects to report initial Phase I clinical findings in 2009.

Update on Collaborator Clinical-Stage Compounds

Genentech: T-DM1

T-DM1 comprises ImmunoGen’s DM1 cell-killing agent linked to Genentech’s anti-HER2 antibody, trastuzumab. Genentech reported encouraging T-DM1 Phase I data at the ASCO annual meeting in June 2008. T-DM1 is currently in Phase II testing for the treatment of HER2-expressing metastatic breast cancer.

•                 Genentech has disclosed that patient enrollment has completed in the Phase II study that was started in mid-2007 to evaluate T-DM1 in patients whose HER2-expressing metastatic breast cancer progressed on HER2-directed therapy (“second-line plus” treatment). Genentech has reported that it expects to submit an abstract for presentation of interim data from this study at the ASCO Breast Cancer Symposium being held September 5-7, 2008 in Washington, DC.

•                 Genentech has reported that it plans to initiate two additional T-DM1 Phase II trials in the second half of 2008. One of these trials is designed to evaluate T-DM1 as monotherapy compared with Herceptin (trastuzumab) plus docetaxel as a first-line treatment for HER2-positive metastatic breast cancer. The other trial is to evaluate T-DM1 as a third-line treatment for this cancer. Genentech has disclosed that if the results of the third-line study are compelling, the company will discuss an earlier approval pathway with the FDA.

•                 Genentech has disclosed that it plans to make a Phase III decision in 2008 related to potentially also evaluating T-DM1 as a second-line treatment for HER2-positive metastatic breast cancer.

sanofi-aventis: AVE1642, AVE9633, SAR3419

AVE1642 is a non-conjugated or “naked” antibody in development by sanofi-aventis for the treatment of solid and liquid tumors. This compound is designed for use in combination with chemotherapy, and the first clinical data on its safety and activity with a chemotherapeutic agent – docetaxel – were reported at the ASCO meeting in June 2008. AVE1642 was found to be well tolerated and evidence of anticancer activity was reported. Trials are planned or underway to study AVE1642 in combination with an array of chemotherapy agents for the treatment of many different types of cancers.

The TAP compounds AVE9633 and SAR3419 are in Phase I testing for the treatment of acute myeloid leukemia and non-Hodgkin’s lymphoma, respectively.

•                 ImmunoGen expects the first SAR3419 clinical data to be reported in late 2008.

Biogen Idec: BIIB015

This TAP compound advanced into clinical testing in mid-2008 and is a potential new treatment for solid tumors.

Biotest: BT062

The TAP compound BT062 is expected to begin clinical testing this summer and is a potential new treatment for multiple myeloma.

Technology Update

ImmunoGen’s TAP technology is attracting attention because of the activity seen against treatment-resistant tumors and also because of the excellent tolerability documented at doses substantially greater than those able to be administered with other technologies. ImmunoGen credits these benefits to the qualities of its cell-killing agents and linkers.

ImmunoGen recently unveiled additional linkers developed by the Company to provide enhanced activity against multi-drug resistant cancer cells. These proprietary linkers also are expected to expand the opportunity for TAP compounds for targets that are expressed at a low density on the cancer cell. ImmunoGen is committed to maintaining its leadership position in its field.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cell-killing agents. The Company’s TAP technology uses antibodies to deliver one of ImmunoGen’s proprietary cell-killing agents specifically to cancer targets. In addition to the Company’s proprietary clinical pipeline, ImmunoGen collaborators Genentech, sanofi-aventis and Biogen Idec also are testing TAP compounds in the clinic, and a naked antibody is in clinical trials through the Company’s collaboration with sanofi-aventis.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: its expected net loss, cash used in operations and capital expenditures in its 2009 fiscal year and the anticipated changes in operating expenses, capital spending, and collaborator activity; the Company’s and its collaboration partners’ clinical trial activity and presentation of clinical data; the Company’s technology innovations; the momentum of progress over the next twelve months; and to other events related to the Company’s product portfolio. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission.

– Financials Follow –

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	June 30,
	2008	2007

ASSETS

Cash and marketable securities	$47,871	$59,700
Other assets	35,467	20,721

Total assets	$83,338	$80,421

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$10,386	$14,288
Long-term portion of deferred revenue and other long-term liabilities	17,653	7,732
Shareholders’ equity	55,299	58,401

Total liabilities and shareholders’ equity	$83,338	$80,421

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007

Revenues:
Research and development support	$3,374	$6,803	$15,035	$25,486
License and milestone fees	1,060	1,254	13,156	7,585
Clinical materials reimbursement	49	477	12,058	5,141

Total revenues	4,483	8,534	40,249	38,212

Expenses:
Research and development	12,739	11,028	60,013	49,409
General and administrative	3,722	2,818	14,348	11,029

Total operating expenses	16,461	13,846	74,361	60,438

Loss from operations	(11,978)	(5,312)	(34,112)	(22,226)

Other income, net	55	790	2,119	3,274

Loss before taxes	(11,923)	(4,522)	(31,993)	(18,952)

Income tax expense	5	7	27	35

Net loss	$(11,928)	$(4,529)	$(32,020)	$(18,987)

Net loss per common share, basic and diluted	$(0.27)	$(0.11)	$(0.75)	$(0.45)

Average common shares outstanding, basic and diluted	43,863	42,282	42,969	41,759